EXHIBIT 10.88

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made on this 12th day of September, 2005, by and between USEC Inc., a Delaware corporation, (“USEC”) and Mr. Charles B. Yulish (the “Consultant”).

WHEREAS, the Consultant is able and willing to provide certain consulting services to USEC;

WHEREAS, USEC desires to receive such consulting services;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged by the parties, USEC and the Consultant do mutually agree as follows:

ARTICLE 1 — TERM

The term of this Agreement shall be for a period of one (1) year commencing on September 24, 2005 (the “Effective Date”) and ending on September 23, 2006, unless sooner terminated pursuant to the terms hereof (the “Term”).

ARTICLE 2 — SCOPE AND COMPENSATION

(a) During the Term, the Consultant shall provide strategic planning guidance to USEC relating to USEC’s uranium enrichment activities and other activities as may be requested from time to time by USEC. In accordance with applicable laws and regulations, USEC at its expense shall continue to maintain Consultant’s current DOE “Q” clearance during the term of this Agreement.

(b) During the Term, USEC shall pay the Consultant a retainer fee of one thousand dollars ($1,000) per month for a total of twelve thousand dollars ($12,000.00) (the “Retainer Fee”). In addition to the Retainer Fee, USEC shall pay the Consultant at a rate of two hundred dollars ($200) per hour for time actually spent by the Consultant in rendering such services as are specifically requested by USEC’s Chief Executive Officer, President, or any Senior Vice President. The rate includes all taxes, costs, and expenses for rendering such services. In no event will the total amount paid by USEC to Consultant under this Agreement exceed $25,000 in the aggregate without the prior written consent of USEC.

(c) The retainer fee will be paid on the 5th of each month. Payments for other fees and expenses shall be made once monthly within thirty (30) days of the receipt of an invoice from the Consultant specifying (i) the number of hours worked during the month being invoiced, and (ii) a short description of the services performed. All invoices shall be mailed to the address designated as account payable in Article 14.

ARTICLE 3 — WARRANTY

The Consultant shall be responsible for the professional quality of all services. The Consultant shall expend its best professional efforts to perform the services with all due diligence, economy and efficiency.

ARTICLE 4 — STATUS OF CONSULTANT

In the performance of the services, the Consultant shall act solely as an independent contractor, and nothing herein contained or implied shall at any time be so construed as to create the relationship of employer and employee, partnership, principal and agent, or joint venture between USEC and the Consultant.

ARTICLE 5 — USEC PROPRIETARY INFORMATION

The Consultant shall treat all information developed by or communicated to the Consultant in the performance of the services (“USEC Proprietary Information”), including but not limited to the contents of this Agreement, as USEC’s proprietary and confidential information. Absent USEC’s prior written consent, the Consultant shall not make any oral or written disclosure of any USEC Proprietary Information either during or after the Term to any persons other than persons, including employees of USEC and its subsidiaries and affiliates, who may be designated by USEC to work with the Consultant. This restriction does not apply to information (i) which is in the public domain as of the date of this Agreement or (ii) which enters the public domain thereafter other than through the act or omission of the Consultant.

The Consultant shall indemnify and hold USEC harmless from any and all liabilities, claims, demands, actions, costs, damages and any expenses relating thereto (including but not limited to reasonable attorney’s fees) arising from any non-authorized disclosure by the Consultant of USEC Proprietary Information.

This Article 5 shall continue to apply after the expiration or termination of this Agreement.

ARTICLE 6 – TITLE

All documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, arising out of and relating to the services are (and shall continue to be after the expiration of this Agreement) the property of USEC or its assigns, and USEC shall have the exclusive rights to use, copyright and/or publish such material. It is understood and the Consultant agrees that the use of these materials in any manner by USEC or its affiliates or assigns shall not result in any additional claim for compensation by the Consultant.

ARTICLE 7 — CONFLICT OF INTEREST

By entering into this Agreement with USEC, the Consultant represents that she presently has no conflicting interests, agreements or obligations with any other party. The Consultant shall promptly notify USEC in writing if a change in circumstances creates, or appears likely to create, a conflict with the Consultant’s obligations hereunder or an appearance that such a conflict exists.

ARTICLE 8 — LIMITATION OF LIABILITY

The Consultant hereby releases USEC from any and all liability for damage to property or loss thereof, personal injury or death during the Term (and any extensions thereof) or thereafter, sustained by the Consultant as a result of performing the services under this Agreement or arising out of the performance of such services; provided, however, that the foregoing release shall not apply to the extent such damage, loss, injury or death is caused by or results from the gross negligence of USEC, its agents or employees.

Neither party shall be liable to the other party for any incidental, consequential, special, exemplary, penal, indirect or punitive damages of any nature arising out of or relating to the performance or breach of this Agreement.

ARTICLE 9 — TAXES

All taxes applicable to any amounts paid by USEC to the Consultant under this Agreement shall be the Consultant’s liability and USEC shall not withhold nor pay any amounts for any taxes or governmental charges. Upon request by USEC, the Consultant shall provide documentation evidencing compliance with all applicable tax laws in regard to amounts received under this Agreement.

ARTICLE 10 — COMPLIANCE WITH APPLICABLE LAW

The Consultant shall at its own expense comply with all applicable federal, state and local laws, rules, regulations, codes and standards in providing the services under this Agreement.

ARTICLE 11 — TERMINATION

(a) USEC has the right to terminate this Agreement (i) if Consultant has not executed or has revoked a Severance and General Release Agreement with USEC; (ii) for cause at any time by giving the Consultant a written notice; or (iii) for any reason or for no reason by giving the Consultant a fourteen (14) day prior written notice of such termination. In such event, all the services being performed under this Agreement shall automatically terminate as of the effective date of termination indicated in USEC’s notice, and USEC shall have no liability or obligation for any performance by the Consultant after the Consultant received or should have received such notice; provided, however, in the event USEC terminates this Agreement pursuant to sub-part (iii) of the previous sentence, USEC shall pay the Consultant the unpaid portion of the Retainer Fee.

(b) The Consultant has the right to terminate this Agreement for any reason or for no reason by giving USEC a fourteen (14) day prior written notice of such termination. In such event, USEC shall have no liability or obligation for any performance by the Consultant after USEC received or should have received such notice and the Consultant shall waive its right to receive the unpaid portion of the Retainer Fee.

ARTICLE 12 — ASSIGNMENTS AND SUB-CONTRACTS

The Consultant may not assign this Agreement. The rights and obligations of the Consultant under this Agreement are personal to the Consultant and may not be delegated or subcontracted to any other entity, without the prior written consent of USEC. USEC shall have the right to assign this Agreement including all rights, benefits and obligations hereunder to its parent company, affiliates or subsidiaries without the Consultant’s consent.

ARTICLE 13 — NO AUTHORITY

The Consultant does not have any authority whatsoever, express or implied, to commit USEC (i) to perform in any manner for any third party or (ii) to pay money for services or material to any third party.

ARTICLE 14 – NOTICES

Any notices or invoices required or permitted by this Agreement shall be in writing and shall be effective as received at the following addresses:

If to USEC

ATTN: John Frost

USEC Inc.

6903 Rockledge Drive

Bethesda, MD 20817-1818

If to the Consultant Charles B. Yulish

1438 Q Street NW

Washington, D.C. 2009

ARTICLE 15 — MISCELLANEOUS

(a) This Agreement is to be governed by the laws of the state of Maryland. In any judicial action relating to this Agreement, each party consents and submits to (and waives any objection to) the personal and subject matter jurisdiction of and venue in the federal court located in the state of Maryland (or, in case the federal court does not have jurisdiction, the state courts located in the state of Maryland).

(b) Subject to applicable law, the Consultant shall not issue any press release or make any public statement regarding this Agreement or performance hereunder without the prior written approval of USEC.

(c) If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be severed from this Agreement and, to the extent possible, this Agreement shall continue without effect to the remaining provisions.

(d) This Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns.

(e) The whole and entire agreement of the parties with respect to the subject matter hereof is set forth in this Agreement. The parties are not bound by any agreements, understandings or conditions otherwise than as expressly set forth herein.

(f) This Agreement may not be changed or modified in any manner except by a writing mutually signed by the parties or their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above with the intent to be legally bound thereby.

USEC Inc.	/s/ Charles B. Yulish

Charles B. Yulish

By: /s/ Lance Wright

Name: Lance Wright

Title: SVP, Human Resources &

Administration